Exhibit 2.1

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is by and between MacKenzie Realty Capital, Inc., a Maryland corporation (“MRC”), MacKenzie Realty Operating Partnership, LP (“MROP”) and MacKenzie Apartment Communities, Inc. (“MAC”) effective as of this 1st day of January 2026.

BACKGROUND

MRC has been formed to qualify as a real estate investment trust, and to invest its funds in investments permitted by the terms of MRC’s Articles of Incorporation and Sections 856 through 860 of the Internal Revenue Code.  It owns various multi-family real estate assets through MROP and the subsidiaries listed on Schedule 1 hereto (the “Contributed Assets”) that it wishes to contribute to MAC in exchange for 1,906,580 shares of MAC (“Shares”).

MAC wishes to accept the contribution of the Contributed Assets from MRC in exchange for Shares. Therefore, the parties agree as follows:

AGREEMENT

1.	DEFINITIONS

“Closing Date” means January 1, 2026.

“Contributed Assets” has the meaning set forth in the Background section of this Agreement.

“Shares” shall have the meaning set forth in the Background section of this Agreement.

 “Governing Documents” means the Articles of Incorporation and Bylaws of MRC and MAC.

“Governmental Authority” shall mean any public body, governmental, administrative or regulatory authority, agency, instrumentality or commission, including courts of competent jurisdiction and arbitral tribunals, whether federal, state, local or foreign.

“Laws” shall mean any statutes, ordinances, rules, regulations, orders or other laws of any Governmental Authority.

2.	CONTRIBUTION OF THE CONTRIBUTED ASSETS

Subject to the terms and conditions set forth herein, on the Closing Date, MRC and MROP shall contribute, assign, transfer, convey and deliver to MAC and MAC shall assume, receive and accept from MRC and MROP all of MRC’s and MROP’s right, title and interest in and to the Contributed Assets, free and clear of any encumbrances on such equity interests, including all books and records held by MRC and MROP and relating to the Contributed Assets and all rights, privileges, claims, causes of action and options relating or pertaining to the Contributed Assets.

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3.	CONSIDERATION FOR THE CONTRIBUTED ASSETS

In consideration for the contribution of the Contributed Assets by MRC and MROP to MAC, MAC shall, contemporaneously with the contribution, issue to MRC 1,906,580 Shares, to be governed by the Governing Documents of MAC. MRC acknowledges that the number of Shares issuable pursuant to this Agreement has been determined arbitrarily based upon the number of outstanding shares of MRC.  MROP acknowledges that MRC will receive all of the Shares hereunder, and consents to the same.

4.	EXCLUDED ASSETS AND LIABILITIES

The Contributed Assets consist solely of MRC’s and MROP’s right, title and interest in the Contributed Assets listed on Schedule 1. MAC shall not be the successor to MRC or MROP with respect to, and shall not assume or be liable to pay, perform or discharge, any debts, liabilities or obligations of MRC or MROP.

5.	POST-CLOSING COVENANTS

From and after the Closing Date, each of MAC and MRC and MROP shall promptly take such further action and execute and deliver any additional document or instrument, reasonably requested by another party to this Agreement, to put MAC in full operating control of the Contributed Assets, to convey and assign to MAC, and to confirm MAC’s title to, the Contributed Assets and to otherwise consummate the transactions contemplated hereby. It is acknowledged and understood that MAC may transfer such Contributed Assets to its operating partnership, MAC Operating Partnership, LP.

6.	MISCELLANEOUS

The following provisions shall serve to supplement and qualify the representations, warranties and covenants of the parties set forth in this Agreement.

6.1          The contribution of the Contributed Assets may be further evidenced by deeds, assignments, bills of sale and other transfer documents, as deemed necessary or appropriate by MAC, to further effect the contribution of the Contributed Assets to MAC.

6.2          Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned by any party without the prior written consent of the other parties, which consent will not be unreasonably withheld.

6.3          Nothing in this Agreement, express or implied, is intended or shall be construed to confer on any person, other than the parties to this Agreement, any right, remedy, or claim under or with respect to this Agreement.

6.4          This Agreement may be amended only by an instrument in writing executed by all the parties, which writing must refer to this Agreement.

6.5          Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear the party’s own expenses in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement.

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6.6          This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict-of-laws principles.

6.7          If any suit or action is instituted to interpret or enforce the provisions of this Agreement, to rescind this Agreement, or otherwise with respect to the subject matter of this Agreement, the party prevailing on an issue shall be entitled to recover with respect to such issue, in addition to costs, reasonable attorney fees incurred in preparation or in prosecution or defense of such suit or action as determined by the trial court, and if any appeal is taken from such decision, reasonable attorney fees as determined on appeal.

6.8          In any court action, each party agrees not to elect a trial by jury, and waives any right to trial by jury. This waiver of right to trial by jury is separately given by each party, knowingly and voluntarily with the benefit of competent legal counsel.

6.9          If any provision of this Agreement shall be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

6.10        This Agreement (including the documents and instruments referred to in this Agreement) constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements, whether written or oral, among the parties with respect to such subject matter.

The parties have executed this Agreement to be effective as of January 1, 2026.

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MACKENZIE REALTY CAPITAL, INC.,
a Maryland corporation

By:	/s/ Chip Patterson
Chip Patterson, Secretary

MACKENZIE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By: MACKENZIE REALTY CAPITAL, INC.,
a Maryland corporation, general partner

By:	/s/ Chip Patterson
Chip Patterson, Secretary

MACKENZIE APARTMENT COMMUNITIES, INC., a Maryland corporation

By:	/s/ Chip Patterson
Chip Patterson, Secretary

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Schedule 1

	Owned by:	Percentage ownership/Units
Madison-PVT Partners LLC	MRC	98.45%
PVT-Madison Partners LLC	MRC	98.75%
Hollywood Hillview Owner, LLC	MROP	90%
MacKenzie-BAA IG Shoreline LLC	MROP	98%
MRC Aurora, LLC	MROP	100%
Campus Lane Residential, LLC	MROP	100%

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